Exhibit 10(d) - 2001 Incentive Compensation Plan for officers of the registrant.

                                Concepts Direct, Inc.
                      2001 Management Incentive Compensation Plan
                         (Confidential - For Internal Use Only)
                              (Effective January 1, 2001)

Purpose:

The primary objective of Concepts Direct, Inc. is to maximize the long-term value of the Company for shareholders. Key elements of this objective include achieving:

      Improved profitability compared to the same period of the prior year. Increased sales levels compared to the same period of the prior year. Excellent customer service levels at all times.
      Retention of key executive and management staff.

The purpose of the 2001 Management Incentive Compensation Plan (the Plan) is to encourage the management staff of the company to focus on these goals.


Plan Components:

1. Company Earnings: Each quarter, additional compensation may be available for distribution to Plan participants based on the Earnings Per Share
    (EPS) achieved by the Company during the period. It is the goal of the Company for EPS to be higher every quarter than they have ever been during that calendar quarter. The EPS bonus component of the Plan is established with this goal in mind. The criteria for the calculation of the EPS bonus amount follows:

       EPS calculations will be made based on "Diluted EPS" as defined by FASB.
       Bonuses earned in the period will reduce the Company's net income before calculation of the EPS bonus.
       EPS calculations will be made based on the number of shares outstanding based on the Company's published financial statements.
       EPS calculations will be calculated excluding any tax-effected gain on the sale of capital assets of the Company producing a gain greater than $50,000 per transaction. For purposes of this provision, capital assets of the Company will include property and equipment, real estate, investments such as stock or debt instruments and intangibles such as the sale of a catalog concept.

    The dollar amounts paid under this component of the Plan are specified in the table below.


                                                           Quarterly
         EPS this Qtr. vs. Prior Record Same Qtr. (1)      Bonus Pool

            EPS 300% or More of Prior Record                $250,000
            EPS 250% - 299% of Prior Record                 $225,000
            EPS 225% - 249% of Prior Record                 $200,000
            EPS 200% - 224% of Prior Record                 $175,000
            EPS 176% - 199% of Prior Record                 $150,000
            EPS 150% - 175% of Prior Record                 $125,000
            EPS 140% - 149% of Prior Record                 $100,000
            EPS 130% - 139% of Prior Record                 $ 80,000
            EPS 121% - 129% of Prior Record                 $ 70,000
            EPS 111% - 120% of Prior Record                 $ 60,000
            EPS 101% - 110% of Prior Record                 $ 50,000
            EPS 90%  - 100% of Prior Record                 $ 25,000
            EPS 80%  -  89% of Prior Record                 $ 20,000
            EPS 60%  -  79% of Prior Record                 $ 15,000
            EPS 40%  -  59% of Prior Record                 $ 10,000
            EPS 10%  -  39% of Prior Record                 $  5,000
            EPS Less than 10% of Prior Record               $    --

         (1)The following are the record earnings per share and the years in which each was set:
            1st Qtr:   $0.15 (1997)
            2nd Qtr:   $0.08 (1997)
            3rd Qtr:   $0.09 (1994)
            4th Qtr:   $0.38 (1996)
            Note:  a new fourth quarter record may be set in 2000.

         Payments of bonus amounts shall only be made if Company performance meets or exceeds (on a cumulative year-to-date basis) certain benchmarks. Such benchmarks should not be considered Company goals or projections, but are instead a measurement of the minimum acceptable performance under which payments may be made under this component of the Management Incentive Compensation Plan. For 2001, these benchmarks are:

                Quarter             Cumulative Year-to-Date EPS

               Q1, 2001                       N/A
               Q2, 2001              Loss no greater than $0.27
               Q3, 2001              Loss no greater than $0.35
               Q4, 2001              Loss no greater than $0.15

         Payments of bonus amounts under the Company Earnings component of the Plan will be distributed to eligible Plan participants based on the "Base Salary" paid to each individual Plan participant as a percentage of the total "Base Salaries" of all eligible Plan participants.

2. Management Team Performance: Each quarter, up to $37,500 will be avail-able for distribution to Plan participants based on the following criteria:

       Not later than the first business day of each quarter, the CEO will establish ten or more management goals for the quarter. Such goals may be set or modified at the sole discretion of the CEO.

       For each goal successfully achieved, a dollar amount equal to $37,500 divided by the number of goals set for the quarter will be added to available bonus pool.

       The total funds available will be distributed to the eligible plan participants in accordance with the Plan rules outlined below.

    Payments of bonus amounts under the Management Team Performance component of the Plan will be distributed to eligible Plan participants based on the "Base Salary" paid to each individual Plan participant as a percentage of the total "Base Salaries" of all eligible Plan participants.

3.  Chief Executive Officer Bonus Compensation:
    In addition to normal base pay, and participation in the Company Earnings and Management Team Performance components of the Plan, J. Michael Wolfe shall be paid a one-time bonus amount equal to $100,000 in the event the Company reports a positive net income as reported on the Company's audited financial statements for the year ended December 31, 2001.

4.  Chairman of the Board Bonus Compensation:
    In addition to normal base pay, and participation in the Company Earnings and Management Team Performance components of the Plan, Phillip A. Wiland shall be paid up to two one-time bonus amounts of $100,000 each (a total bonus amount of $200,000), for deals he arranges which result in net incremental revenue and contribution to the Company.

    Criteria for payments under this program will be as follows:

       The deal(s) must be arranged by Mr. Wiland and be completely incremental to the Company.

       The deal(s) must be approved in advance by the CEO and must be merged into normal Company operations.

       For all deals that meet the above criteria, tracking methods will be established by the CFO and approved by the Compensation Committee of the Board of Directors, to evaluate the impact of each individual deal on contribution. For purposes of this calculation, Contribution is defined as total revenue associated with the specific deal recorded in the period, less:

          Variable costs incurred specifically in connection with revenue generated by the deal; and

          Appropriate allocations of any existing fixed cost(s) that are dedicated specifically in support of the deal. Examples of such costs might include programmer time, creative designer time, etc. Such costs will be included in the calculation of contribution to reflect the opportunity cost of dedicating such assets and/or resources to a qualifying deal, rather than another project.

          Incremental fixed costs, including the costs of assets and/or employees hired specifically in support of one or more qualifying deals.

       Contribution will not be affected by Mr. Wiland's base pay or by any bonus amounts paid to Mr. Wiland during the period.

       Contributions for all deals, whether positive or negative, will be accumulated on a year-to-date basis.

       When the total net amount of contribution for the current year reaches or exceeds $200,000, $100,000 will be paid as a bonus.

       When the total net amount of contribution for the current year reaches or exceeds $400,000, an additional $100,000 will be paid as a bonus.

Plan Rules

1. The Plan is the only plan under which payments in addition to salary can be made to the Plan participants.

2. Plan participants will be named at the discretion of the CEO of the Company. Not all persons in a job title will necessarily be selected for participation. Individuals hired or promoted into positions, which may be eligible to participate in the Plan, may become participants of the Plan at the sole discretion of the CEO.

3. In order to participate in the Plan, a person must be an employee on the last calendar day of the period covered.

4. Persons who voluntarily leave the employ of the Company will not receive any incentive compensation, which is payable but as yet unpaid on the date of termination of employment. Persons who are terminated involuntarily will be paid any amount they would have received for a period, which was complete prior to their termination.

5. All incentive compensation payable under the Plan shall be paid within 120 days after the close of the applicable period, with the specific date to be set by the Chief Financial Officer.

6. "Base Salary" and "Base Salaries" of Plan participants will be defined as the actual amount of salary paid to the employee(s) during the quarterly period, excluding any non-salary items, such as reimbursement for relocation expenses. The amount of salary paid to the employee(s) will be calculated based on actual payments made, not when such salaries are earned. In other words, if a W-2 were prepared for the employee(s) for the quarter, what amount would it show?

7. "Base Salary" and "Base Salaries" will be accumulated only for time worked in qualifying positions, based on the effective date of transfers as monitored by the Human Resources department.

8. Participation in the Plan does not constitute a guarantee of employment, either in a position covered by the Plan, or with the Company, for any fixed period of time. It is not an employment contract of any kind, nor a forward commitment on the part of the Company for compensation of any nature, in any amount, or for any fixed period of time.

9. The Company reserves the right to promote, demote, reassign or terminate the employment of any person under the Plan in the same manner as if the person were not under the Plan.

10. The Company will distribute a copy of the Plan to each eligible employee participant. At the same time, a cover memo will be distributed contain-ing an affirmation stating that the employee has read, understands and agrees to abide by the rules of the Plan. The employee participant must sign and return a copy of the memo to participate in the Plan.

11. The Company reserves the right to discontinue or revise the Plan and/or its rules and eligibility requirements at any time.

12. Occasionally the Finance Department may make erroneous payments to an employee(s) under the Plan. If this occurs, the employee receiving the payment is responsible for notifying Finance that an error has occurred. After discovery of the error, Finance will correct their prior action by deducting the appropriate amount from subsequent payments to the employee(s) on a basis to be determined by the CFO.

13. Interpretation of terms of the Plan will be made by the CEO. The Chairman of the Nominations and Compensation Committee of the Board of Directors will act as arbitrator for any disputes in interpretation of the Plan which cannot be resolved by the CEO.

14. Employees should be aware that the purpose of the Board of Directors in establishing the Plan is to reward and incent the achievement of certain profit and/or other financial milestones that may surpass previous Company performance. Accordingly, it should be anticipated that future Plans, if adopted, might require higher performance milestones to be met for bonuses to be paid.

    Concepts Direct, Inc.        CONFIDENTIAL           2001 Mgmt. Incentive
    Effective 01/01/01                                   Compensation Plan